Exhibit 99.2

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

INVESTOR CONTACT:

Jonathan P. Foster

Chief Financial Officer

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Monday, May 21, 2012

InfuSystem Holdings, Inc. Receives Letter from NYSE MKT Regarding Timely Notice of Record Date for 2012 Annual Meeting of Stockholders

MADISON HEIGHTS, MICHIGAN, May 21, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading provider of infusion pumps and related services, today announced that it received a letter from NYSE Regulation regarding a late notification to NYSE MKT of the “record date” for the 2012 Annual Stockholders’ Meeting. The Company previously set April 30, 2012 as the record date for the Company’s 2012 Annual Meeting, meaning that only stockholders as of the close of business on April 30, 2012 are entitled to vote their respective shares at the Company’s 2012 Annual Meeting, which is scheduled for May 25, 2012.

A company listed on the NYSE MKT is required to provide the Exchange with notice of the record date for its Annual Stockholders’ meeting at least 10 days prior to the record date. InfuSystem provided late notice of the record date to the NYSE MKT. As a result, InfuSystem received a letter from NYSE Regulation on May 18, 2012, advising the Company that it did not comply with Section 703 of the NYSE MKT Company Guide, which required that the Company provide the NYSE MKT with 10 days prior notice of the April 30, 2012 record date.

Concurrently with the issuance of this press release, the Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission related to this matter. The NYSE MKT advised the Company that, pursuant to Section 401(j) of the NYSE MKT Company Guide, it was required to issue a news release in respect of this matter. The Company confirms April 30, 2012 as the record date for its 2012 Annual Meeting of Stockholders, which will be held on May 25, 2012. The Company filed its proxy statement in connection with the 2012 Annual Meeting on May 7, 2012 and mailed the proxy and annual report materials to stockholders on or about May 8, 2012.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

InfuSystem Holdings, Inc. Receives Letter from NYSE Amex Regarding Timely Notice of Record Date for 2012 Annual Meeting of Stockholders

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.